Exhibit 99.1

MATCH POINT PARTNERS LLC
90 Park Avenue, Suite 1700
New York, NY 10016

Match Point Report on QMT History, Strategy and Near-Term Prospects

This report includes forward-looking statements covered by the Private Securities Litigation Reform Act of 1995. Because such statements deal with future events, they are subject to various risks and uncertainties and actual results for fiscal year 2014 and beyond could differ materially from the Company's current expectations. Forward-looking statements are identified by words such as "anticipates," "projects," "expects," "plans," "intends," "believes," "estimates," "targets," and other similar expressions that indicate trends and future events.

Factors that could cause the Company's results to differ materially from those expressed in forward-looking statements include, without limitation, variation in demand and acceptance of the Company's products and services, the frequency, magnitude and timing of paper and other raw-material-price changes, general business and economic conditions beyond the Company's control, timing of the completion and integration of acquisitions, the consequences of competitive factors in the marketplace including the ability to attract and retain customers, results of continuous improvement and other cost-containment strategies, and the Company's success in attracting and retaining key personnel. The Company undertakes no obligation to revise or update forward-looking statements as a result of new information, since these statements may no longer be accurate or timely.

Summary of past – how Quick-Med Technologies (“QMT” or “the Company”) arrived at its present position
QMT has spent approximately $30 million over the last 15 years developing technologies, R&D operating infrastructure, patent portfolios and business development networks.  These efforts have resulted in the following:

•            The Multistat® cosmeceutical line (skin care to prevent wrinkling) licensed to BASF.
•            NIMBUS® antimicrobial technology licensed to Derma Sciences, Viridis and Biosara.
•            Stay Fresh® antimicrobial was licensed to Doris Hosiery.
•            Several federally funded R&D projects

QMT’s primary focus had historically been on large accounts in order to meet the financial demands of the Company and to meet rapid growth targets.  This resulted in many lengthy projects and engagements that consumed time and resources, and in many cases did not yield a final commercial product (e.g., Hanes, Johnson & Johnson, Molnlycke).  The most successful relationships to date have been with smaller companies (e.g., Derma Sciences and Viridis) where QMT’s technologies provide a crucial part of the partner’s market strategy, as well as providing the means for the Company to grow.

Current QMT needs and plans
In 2013, the Company reorganized its leadership, whereby senior management retired and new management centralized operations to Gainesville (where the core facility has always been).  The former CFO, who had been functioning mainly as an accountant, was replaced with an experienced and proactive CFO with strategic planning and investment banking experience.  Business development costs were drastically cut by these changes – cutting at least $500,000 of general and administrative expense from fiscal year 2012 to 2013.

In order to continue operations QMT requires immediate financing of $500,000-$1,000,000 and will need to extend and restructure the Company’s existing debt

Company Strategy
New management has been aggressively pursuing growth with companies that are not yet but have the potential to be market leaders, as well as with smaller, nimbler partners.  This has resulted in executed contracts with Polartec, a geographic expansion of the Viridis business, and several pending contracts with other corporate partners.  The Company is focused on partners that can directly access distribution channels for QMT’s products.  New management has also aggressively pursued federal funding to leverage research for product development using non-dilutive funding, and at the same time to generate scientific validation due to the peer-reviewed nature of the contracts and grants.

Financing received would be used to support operating expenses to continue and grow current and pending business.  The next priority is to expand business development to generate additional new business opportunities, primarily through the use of targeted experts within specific target markets (it is contemplated that part of the payment to experts would be in the form of revenue participation in order to limit cash needs).  Scientific support can be scaled with the needs of ongoing projects, and is expected to expand for FY15 based on income from federal and corporate funding for projects.

Detail on strategic initiatives to meet the Company’s goals
1)            Current contracts performance
a)	Multistat® cosmeceutical line with BASF – sales have been lagging in recent years, as this product line was absorbed via acquisition. BASF is expanding the formulations they are offering, and QMT is working together with BASF to target new customers. FY13 sales were $330,000.
b)	NIMBUS® / Bioguard® wound dressings with Derma Sciences under their advanced wound care product line – Derma has been growing strongly in advanced wound care and the segment continues to expand. The Company expects growth from product line expansion, increased sales force commitment (including a dedicated brand manager at Derma), and from international expansion. Sales of BioGuard® gauze dressings were launched in Asia in October 2013. Derma management has publicly stated a 30% expected annual growth rate for their advanced wound care product line. FY13 royalties to QMT were $210,000. If Derma achieves their 30% growth rate, a milestone payment of $300,000 will be due in FY15, in addition to royalties.
c)	NIMBUS® wound dressings with Viridis: India and abroad – Viridis is producing NIMBUS® gauze for the Indian market, and NIMBUS® foam for India and export markets (expansion currently underway to CIS countries). Projections are for this product line to generate meaningful royalties starting FY14 of $180,000 with double digit growth in subsequent years.

2)            New contracts and pending contracts
a)	Stay Fresh® textile based products with Polartec – this contract was signed in 2013, and products are in active development, with initial sales expected early FY15. The Stay Fresh® technology will appear in multiple product lines with Polartec – a second license payment is expected in FY15, with sales income also expected in FY15. Royalties in apparel are lower than medical so the expected royalty potential from this agreement is about half of what is expected from Viridis.
b)	Pending contract for Stay Fresh® wound dressings with a major distributor – this pending business will be under a compensated joint development agreement (JDA) (FY14) and license fee (FY14/15). Potential income is significantly larger than from the Derma Sciences line. This contract can include several lines of products, further expanding scope of business.
c)	Pending contract for Stay Fresh® specialty dressing (hydrocolloid) – this is with a manufacturer that has distribution access. A small license fee in FY14, followed by sales in FY15 is expected, with major income (projected over $200,000) for FY16.
3)            Research income including grants and contracts funding as well as JDAs.  QMT continually has phase 1 grants in submission.  Once a phase 1 is completed QMT is eligible to apply for Phase 2, and phase 2 applications have a much higher success rate, partly based on commercialization potential by the grantee.
a)	Joint Development agreement for Wound Dressing. Expect $50,000-$75,000 for FY14.
b)	Department of Defense contract on dressing to reduce scarring and contracture.
i)	Phase 1 almost completed. Generated 37,000 income FY13 and $113,000 FY14, offset by approximately $40,000 in pass-through costs.
ii)	Phase 2 can be worth $700,000-$1,000,000 over two years.
c)	National Science Foundation grant on regenerable antimicrobial coating.
i)	Phase 1 nearing completion: $150,000 for FY14
ii)	Phase 1B is submitted, worth $30,000 from NSF. QMT also has a matching commitment from a corporate partner for $60,000.
iii)	Phase 2 is pending submission – worth $700,000 to $1,000,000 over 2 years.
d)	Pending phase 1 submissions:
i)	Absorbent antimicrobial pads for produce and poultry
ii)	Improved antimicrobial Foley catheter (urinary catheter).

Financial Projections

FY2014
•	Total revenue in FY13 was $0.9 million. Based on growth from Derma Sciences, Viridis and BASF, signed R&D contracts and new business FY14 revenue is projected at $1.4 million.
•	FY13 operating expenses before credits for forfeited option were $1.6 million. Before non-cash options expense, the same level is expected in FY14.
•	Total decrease in cash in FY13 was $31,000. Adjusting for a one-time payment from Derma Sciences the decrease in cash would have been $1,169,000. We project this to decline to $600,000 in FY14. This is before interest expense which is not included in the projections given the uncertainty of the financing and debt restructuring negotiations.

Future Years
•	Revenue growth from signed contracts and new business is projected to continue to increase in FY15 and FY16. To continue to grow the business, QMT will have to make investments in business development ($300,000), R&D ($300,000) and patents ($100,000). The following projections assume these investments start in FY 2015.

	Fiscal Year Ended June 30,
REVENUE	2013	2014	2015	2016
License Fees	$276,833	$136,417	$146,417	$148,917
Royalties	283,662	510,131	1,255,970	3,008,711
Sales	330,998	364,098	400,000	440,000
Research & Development	37,000	425,000	700,000	700,000
Total Revenue	928,493	1,435,645	2,502,387	4,297,628
% growth		55%	74%	72%
EXPENSES

Cost of Sales	24,983	22,670	24,906	27,397
Research and Development	519,836	604,836	929,836	1,294,836
General and Administrative	748,933	783,925	979,780	1,296,789
Licensing and Patent	255,522	255,522	305,522	365,522
Depreciation and amortization	37,024	48,474	63,474	78,474
Options expense (credit)	(281,730)	200,000	120,000	140,000
Total operating expenses	1,304,568	1,915,427	2,423,518	3,203,018
% increase		47%	27%	32%
OPERATING (LOSS) PROFIT	(376,075)	(479,782)	78,869	1,094,610
% increase		NM	-116%	1288%
Extinguisment payable	(160,000)
Impairment loss	58,460
Interest income	(7,648)
Interest Expense	446,186
Total Other Expense	336,998	0	0	0
Earnings Before Taxes Interest	(713,073)	(479,782)	78,869	1,094,610
Taxes	0	0

Net Income	(713,073)	(479,782)	78,869	1,094,610
Depreciation and amortization	37,024	48,474	63,474	78,474
Stock based compensation	(281,730)	200,000	120,000	140,000
Impairment loss on patents	58,460
Gain extinguishment payable	(160,000)
Unearned revenue amortization	1,209,167	(136,417)	(146,417)	(148,917)
License receipts		100,000	25,000	0
DOD/NSF unearned		25,000
AR	(144,460)	(101,430)	(213,348)	(359,048)
Prepaids	(29,471)
AP	(212,186)	(150,000)
Accrued expenses	(126,915)
Accrued interest	426,132
Other Working Capital	0
Cash from (used in) operations	62,948	(494,156)	(72,422)	805,119
Non reoccuring	0
Investing	(63,772)	(63,772)	(63,772)	(63,772)
Financing (net)	(30,000)	0
Net (decrease) increase in cash	(30,824)	(557,928)	(136,194)	741,347
1169000
Cash beg of year	80,501	49,677	(508,251)	(644,445)
Cash end of Year before new funds	49,677	(508,251)	(644,445)	96,902
Cumulative Cash before new funds	NA	(557,928)	(694,122)	47,225